UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 17, 2021

Dine Brands Global, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15283	95-3038279
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

450 North Brand Boulevard, Glendale, California	91203-2306
(Address of principal executive offices)	(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 Par Value	DIN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cash LTIP Performance Unit Adjustment

On February 17, 2021 the Compensation Committee of the Board of Directors (the “Committee”) of Dine Brands Global, Inc. (the “Corporation”), approved adjustments to certain performance units previously granted to the Corporation’s named executive officers (“NEOs”) as part of the Corporation’s Cash Long-Term Incentive Program (“Cash LTIP”).

The Corporation’s Cash LTIP awards are part of the Corporation’s larger compensation program and are designed to meet the following objectives: reward long-term profitability and growth, promote increased stockholder value and align executives’ interests with the interests of our stockholders, offer competitive awards aligned with market practice, encourage a long-term perspective among executive officers, and provide an incentive for executives to remain with the Corporation. More information regarding the Corporation’s compensation programs for its NEOs may be accessed in the Corporation’s proxy statement for its 2020 annual meeting of stockholders (the “2020 Proxy”).

Cash LTIP awards to the NEOs for 2018, 2019 and 2020 were made 100% in the form of performance units with three-year performance periods (2018-2020, 2019-2021, and 2020-2022, respectively). Each of these awards were originally designed to be earned 50% based on the total stockholder return of the Corporation for the performance period against a peer group comprised of all publicly-traded restaurant companies (“Relative TSR”) and 50% based on the Corporation’s adjusted earnings per share (“AEPS”) performance as further described in the 2020 Proxy.

The business and operations of the Corporation have been and continue to be negatively impacted by business disruptions resulting from the COVID-19 pandemic. These business disruptions, which could not have been foreseen when the Cash LTIP awards were granted, have caused significant volatility in the AEPS performance metric which would have produced unintended outcomes. The Committee removed the AEPS performance metric for the Cash LTIP awards for 2018, 2019, and 2020, such that each of these awards are measured only by the Corporation’s Relative TSR. In making this decision, the Committee considered various factors, including (i) maintaining pay-for-performance alignment, (ii) reducing the impact of events that were largely outside the control of management, and (iii) aligning executive and stockholder interests by measuring the Corporation’s performance relative to similar companies.

Annual Incentive Plan and Cash Recognition Payments

The Corporation’s 2020 Annual Incentive Plan (“Annual Bonus Plan”) was designed to reward NEOs and other employees of the Corporation whose performance meets or exceeds the Corporation’s expectations, provide incentives for excellent performance that contributes to the Corporation’s success and profitability and to serve as a means by which eligible participants may share in the Corporation’s financial success. The Annual Bonus Plan provides cash payments for NEOs and other employees of the Corporation based on individualized target percentages as well as by measuring the AEPS, operating profit of the Corporation or relevant business unit, same restaurant sales, traffic, and net development. Due in large part to the business and financial disruptions resulting from the COVID-19 pandemic, the performance metrics in the Annual Bonus Plan were not achieved and no payments were made pursuant to the Annual Bonus Plan.

In recognition of the individual contributions of the employees and NEOs of the Corporation during 2020, on February 17, 2021, the Committee approved discretionary cash payments for the NEOs and certain employees of the Corporation in an aggregate amount of $6.2 million. Each individual who was an NEO during 2020 will receive a discretionary cash payment equivalent to a threshold 50% incentive level under the Annual Bonus Plan. In making this award, the Committee considered various factors, including, (i) the actions taken to stabilize the business during a time of significant industry disruption from the global pandemic, (ii) the Corporation’s financial performance during a period of extreme volatility and disruption, and (iii) the need to ensure that the Corporation retains and motivates key employees to successfully drive its business forward beyond the pandemic to create additional long-term stockholder value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 23, 2021	DINE BRANDS GLOBAL, INC.

	By:	/s/ Bryan R. Adel
Senior Vice President, Legal, General Counsel and Secretary